Exhibit 99.1

1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Jim Sabourin 423 294 6043
INVESTORS	Tom White 423 294 8996 Matt Barnett 423 294 7498

Unum elects Francis J. Shammo to board of directors

CHATTANOOGA, Tenn. (July 28, 2015) – Unum Group (NYSE:UNM) announced today that Francis J. Shammo, executive vice president and chief financial officer of Verizon Communications, Inc., has been elected to serve as a director of the company.

At Verizon, Shammo is responsible for the company’s finance and strategic planning operations, and financial transaction services. Prior to his current role, he served as president and chief executive officer for Verizon Telecom and Business; senior vice president and chief financial officer for Verizon Business; and president of the west area for Verizon Wireless.

“We are very fortunate to have Fran joining our board,” said Tom Watjen, chairman of the board of Unum Group. “He brings to us extensive operational and financial experience, and I know that he will be a very valuable contributor to our board and company.”

As a Unum board member, Shammo will serve on the audit and regulatory compliance committees.

Shammo joined Bell Atlantic Corporation (now known as Verizon Communications) in 1989, where he held positions of increasing responsibility in finance, mergers and acquisitions, logistics, facilities, regional operations and planning, before becoming vice president and controller of Verizon Wireless upon its launch in 2000.

He is a certified public accountant and received his bachelor’s degree in accounting from Philadelphia University and his MBA from La Salle University. Shammo also serves on the philanthropic board for the Verizon Foundation and is a trustee for the Diocese of Metuchen Foundation of Education and Philadelphia University.

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ABOUT UNUM

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life and Unum UK. Unum’s

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.5 billion in 2014, and provided $6.7 billion in benefits last year.

For more information visit us at www.unum.com or connect with us at www.facebook.com/unumbenefits, www.twitter.com/unumnews and www.linkedin.com/company/unum.

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.